Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

dated as of

November 21, 2016

among

GOLDEN QUEEN MINING CO. LTD., as Borrower,

and

THE LANDON T. CLAY 2009 IRREVOCABLE TRUST DATED MARCH 6, 2009

EHT, LLC,

and

THE CLAY FAMILY 2009 IRREVOCABLE TRUST DATED APRIL 14, 2009,

as Lenders

SECTION I

DEFINITIONS		1
1.1	Definitions	1
1.2	Rules of Interpretation	10
SECTION II

DESCRIPTION OF LOAN		11
2.1	The Loan	11
2.2	Interest Rates and Payments of Interest	11
2.3	Closing Fee	12
2.4	Repayment of Loan	12
2.5	Prepayments	12
2.6	Method of Payments	13
2.7	Computation of Interest and Fees	13
2.8	Taxes	13
SECTION III

CONDITIONS OF LENDING		14
3.1	Closing Deliverables	14
3.2	Indebtedness	15
3.3	Litigation; Investigations	15
3.4	Accuracy of Representations and Warranties	15
3.5	No Default	15
3.6	No Change in Law	16
3.7	Payments	16
3.8	Existing Notes	16
SECTION IV

REPRESENTATIONS AND WARRANTIES		16
4.1	Existence, Qualification and Power	16
4.2	Authorization; No Contravention	16
4.3	Governmental Authorization; Other Consents; Corrupt Practices	17
4.4	Binding Effect	17
4.5	Financial Statements	17
4.6	Litigation	18
4.7	No Default	18
4.8	Ownership of Property; Encumbrances	18
4.9	Environmental Compliance	18
4.10	Insurance	18

i

4.11	Taxes	18
4.12	Subsidiaries; Equity Interests	19
4.14	Compliance with Laws	19
4.15	Solvency	19
4.16	Compliance with OFAC Rules and Regulations	19
4.17	Foreign Assets Control Regulations, Etc.	19
SECTION V

AFFIRMATIVE COVENANTS		20
5.1	Financial Statements	20
5.2	Conduct of Business	21
5.3	Taxes	21
5.4	Inspection Rights	21
5.5	Maintenance of Books and Records	21
5.6	Use of Proceeds	22
5.7	Further Assurances	22
5.8	Notification Requirements	22
5.9	Environmental Compliance	22
5.10	Subsidiary Guaranties	23
SECTION VI

NEGATIVE COVENANTS		23
6.1	Indebtedness	23
6.2	Contingent Liabilities	24
6.3	Encumbrances	24
6.4	Merger; Dispositions; Liquidation	24
6.5	Restricted Payments	24
6.6	Investments; Purchases of Assets	25
6.7	Transactions with Affiliates	25
6.8	Fiscal Year	25
SECTION VII
		25
DEFAULTS
7.1	Events of Default	25
7.2	Remedies upon Event of Default	27
SECTION VIII

GENERAL		28
8.1	Notices	28
8.2	Successors and Assigns	30

ii

8.3	Expenses	30
8.4	Indemnification	30
8.5	Survival of Covenants, Etc.	31
8.6	No Waivers	31
8.7	Amendments, Waivers, etc.	31
8.8	Lost Note, Etc	31
8.9	Captions; Counterparts	32
8.10	Entire Agreement, Etc.	32
8.11	Waiver of Jury Trial	32
8.12	Governing Law	32
8.13	Jurisdiction; Consent to Service of Process	33
8.14	Judgment Currency	33
8.15	Severability	34
8.16	Effect of Amendment and Restatement	34

EXHIBITS
Form of
A-1	Second Amended and Restated LTC Note
A-2	Second Amended and Restated EHT Note
A-3	Amended and Restated CFT Note
B	Warrants

SCHEDULES
2.1(a)	Allocations
4.2	No Conflict
4.3	Governmental Authorizations
4.6	Litigation
4.7	No Default
4.12	Subsidiaries; Loan Parties
6.1(e)	Existing Indebtedness

iii

second AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT is made as of November 21, 2016, among GOLDEN QUEEN MINING CO. LTD., a British Columbia corporation, (the “Borrower”), THE LANDON T. CLAY 2009 IRREVOCABLE TRUST DATED MARCH 6, 2009 (“LTC Lender”), EHT, LLC (“EHT Lender”), and THE CLAY FAMILY 2009 IRREVOCABLE TRUST DATED APRIL 14, 2009 (“CFT Lender” and, together with LTC Lender and EHT Lender, the “Lenders”).

WHEREAS, the Borrower, LTC Lender and EHT Lender (as assignee in interest of Harris Clay) are parties to that certain Amended and Restated Term Loan Agreement, dated June 8, 2015, as amended (the “Existing Agreement”).

WHEREAS, the parties to the Existing Agreement wish to amend and restate the Existing Agreement as set forth herein.

WHEREAS, on the Closing Date (defined below) the Borrower will make a prepayment of the Loan under (and as defined in) the Existing Agreement to reduce the outstanding principal balance thereof to $31,000,000 and the Lenders will waive the “prepayment fee” under the Existing Agreement with respect to such payment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Agreement is hereby amended and restated in its entirety as follows:

SECTION I

DEFINITIONS

1.1           Definitions.

All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Affiliate. With reference to any Person, (i) any director or officer of that Person, or (ii) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes hereof, no Lender shall be deemed to be an Affiliate of the Borrower.

Agreement. This Second Amended and Restated Term Loan Agreement, including the Exhibits and Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Attributable Indebtedness. On any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

BC Subco. Golden Queen Mining Canada Ltd., a British Columbia corporation.

Borrower. See the Preamble.

Borrower’s Accountants. PricewaterhouseCoopers LLP, Chartered Accountants, or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Lenders.

Business Day. Any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York are open for the conduct of a substantial part of their commercial banking business.

Capital Expenditures. With respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

Capitalized Leases. All leases that have been or should be, in accordance with GAAP recorded as capitalized leases.

Cash Equivalents. (a) Securities issued or unconditionally guaranteed by the Federal Government of Canada or the United States of America, or by any agency or autonomous government entity of the same countries, provided that such securities have maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States Federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) commercial paper issued by any Person that is incorporated or organized under the laws of Canada or any Province thereof, which is rated at least A-2 by S&P or at least P-2 by Moody’s, or any Canadian affiliate of the same rating agencies, in each case with maturities of not more than one year from the date acquired; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000, and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.

CFT Lender. See the Preamble.

Change of Control. (a) The acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) directly or indirectly, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect) other than a Lender, an Affiliate of a Lender, or any Clay Family Member, of Equity Interests representing more than 35% percent of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Closing Date, (ii) appointed or nominated by the board of directors or other governing body of the Borrower (which constituted the board of directors or such other governing body on the Closing Date), or (iii) appointed or nominated by directors so nominated.

Clay Family. (i) Landon Clay, (ii) any lineal descendant (including adoptive relationships) of Landon Clay or Harris Clay, (iii) any trust primarily for the benefit of, or the estate of, one or more of the Persons described in the foregoing clauses (i) and (ii), and (iv) any partnership, corporation, joint venture, limited liability company, limited liability partnership, business trust, cooperative, association or other entity the entire beneficial ownership of which is held by one or more of the Persons described in the foregoing clauses (i), (ii) and (iii).

Clay Family Member. Any Person in the Clay Family.

Closing Date. The first date on which the conditions set forth in Section 3.1 have been satisfied.

Closing Fee. See Section 2.3.

Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Control. The possession, by one or more persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Corrupt Practices Laws. (i) The Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and (ii) any other law, regulation, order, decree, or directive having the force of law in any applicable jurisdiction and relating to bribery, kick-backs, or similar business practices.

Default. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Disposition or Dispose. The sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollars or $. United States dollars.

EHT Lender. See the Preamble.

Encumbrances. See Section 6.3.

Environmental Laws. All provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

Equity Interests. With respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Event of Default. Any event described in Section 7.1.

Extraordinary Receipt. Any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation and eminent domain awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

Fiscal Quarter. Each quarterly accounting period of the Borrower in any Fiscal Year.

Fiscal Year. The accounting year of the Borrower, commencing on January 1 and ending on December 31 in each calendar year.

Fixed Rate. 8% per annum.

GAAP. Generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

Gauss. Gauss LLC, a Delaware limited liability company.

Governmental Authority. The government of the United States of America, Canada, and any other nation, and any political subdivision thereof, whether state, provincial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

GQ California. Golden Queen Mining Company, LLC, a California limited liability company (formerly known as Golden Queen Mining Co., Inc., a California corporation).

GQ California Consent. That certain Amended and Restated Consent dated June 8, 2015 under the GQ California LLC Agreement, as amended, restated, supplemented or otherwise modified from time to time.

GQ California LLC Agreement. That certain Amended and Restated Limited Liability Company Agreement of GQ California, dated as of September 15, 2014.

Guarantees. As applied to the Borrower, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others, whether or not reflected on the balance sheet of the Borrower, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

Holdings. Golden Queen Mining Holdings, Inc., a California corporation.

Indebtedness. As to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any swap agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) indebtedness (excluding prepaid interest thereon) secured by an Encumbrance on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capitalized Leases; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Investment. As applied to the Borrower, the purchase or acquisition of any Equity Interests of any other Person, any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person, any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person, and the making of any commitment or acquisition of any option to make an Investment.

LTC Lender. See the Preamble.

Lenders. LTC Lender, EHT Lender, CFT Lender and each other Person that may after the date hereof become an assignee of LTC Lender’s, EHT Lender’s or CFT Lender’s rights and obligations hereunder in accordance with the terms hereof and, thereby a party to this Agreement as a Lender hereunder, but from and after the effective date that any Person shall have assigned the entirety of its rights and obligations hereunder pursuant to Section 8.2(b), “Lenders” shall no longer include such Person.

Loan Documents. This Agreement, the Notes, the Subsidiary Guaranty and the Pledge Agreement, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing.

Loan Parties. Collectively, the Borrower and each Subsidiary Guarantor.

Loan. See Section 2.1(a).

LUK Holdco. Gauss Holdings LLC, a Delaware limited liability company.

Material Adverse Effect. Any of (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower; (b) a material impairment of the rights and remedies of the Lenders under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided that the term “Material Adverse Effect” shall not include any change, effect or circumstance to the extent resulting from (x) changes in general economic, financial market or geopolitical conditions, or (y) any failure by any Loan Party to meet any published analyst estimates or expectations of their respective revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure thereby to meet its respective internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself and whether or not the same was delivered to the Lenders pursuant to the provisions hereof (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided further that, in the case of the immediately preceding clause (x), such changes, effects or circumstances do not affect the relevant Loan Parties disproportionately relative to other companies operating in the same industry.

Maturity Date. May 21, 2019.

Moody’s. Moody’s Investors Service, Inc. and its successors.

Net Cash Proceeds. With respect to:

(a)          any Disposition by the Borrower, or any Extraordinary Receipt received or paid to the account of the Borrower, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower and its agents, advisors and representatives (including fees and expenses of financial advisors, market consultants and legal counsel) in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)          the sale or issuance after the date of this Agreement of any Equity Interest by the Borrower, or the incurrence or issuance of any Indebtedness by the Borrower other than Indebtedness permitted by Section 6.1, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower and its agents, advisors and representatives (including fees and expenses of financial advisors, market consultants and legal counsel) in connection therewith.

Note Record. Any internal record, including a computer record, maintained by a Lender with respect to the Loan.

Notes. See Section 2.1(b).

Obligations. The following:

(a)          the due and punctual payment and satisfaction by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other obligations of the Borrower under this Agreement and under the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and

(b)          the due and punctual payment and satisfaction of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Option Agreement. That certain Amended and Restated Option Agreement among the Lenders and LUK Holdco dated June 8, 2015, as amended, restated, supplemented or otherwise modified from time to time;

Other Taxes. All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Permitted Encumbrances. See Section 6.3.

Person. Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Pledge Agreement. That certain Amended and Restated Pledge Agreement dated June 8, 2015, by the Borrower, Holdings and BC Subco in favor of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

Public Official. Any individual who, even transitorily or without payment, holds a public office or official position in any Governmental Authority, any public company controlled by a Governmental Authority or any company in which a Governmental Authority participates in a material respect its affairs, as well as political parties.

Qualified Investments. As applied to the Borrower, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one year from the date of acquisition; (ii) notes, bonds or other obligations of the Federal Government of Canada or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the Federal Government of Canada and that have maturity dates not more than one year from the date of acquisition; (iii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one year from the date of acquisition; (iv) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of Canada or any province thereof that have capital and surplus of at least $500,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one year from the date of acquisition; (iv) commercial paper issued by any Person that is incorporated under the laws of the United States of America or any state thereof and rated at least A-2 by S&P or at least P-2 by Moody’s that is rated not less than P-2 or A-2 or their equivalents by Moody’s or S&P, respectively, or their successors, and in each case maturing not more than one year from the date of acquisition; (v) commercial paper issued by any Person that is incorporated or organized under the laws of Canada or any Province thereof, which is rated at least A-2 by S&P or at least P-2 by Moody’s, or any Canadian affiliate of the same rating agencies, in each case with maturities of not more than one year from the date acquired; or (vi) any repurchase agreement secured by any one or more of the foregoing.

Registration Rights Agreement. That certain Amended and Restated Registration Rights Agreement dated June 8, 2015 by and among the Borrower and the Clay Family Members party thereto, as amended, restated, supplemented or otherwise modified from time to time.

Responsible Officer. The chief executive officer, president, vice-president, chief financial officer, treasurer (or assistant treasurer, if applicable), or secretary (or assistant secretary, if applicable), controller or administrators of any Loan Party or any attorney-in-fact with powers to deliver documents on behalf of a Loan Party in connection with the Loan Documents. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment. Any of the following: (a) any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property, to or for the benefit of any Person who holds an Equity Interest in the Borrower, whether or not such Interest is evidenced by a security; (b) any purchase, redemption, retirement or other acquisition for value of any Equity Interest of the Borrower, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such Equity Interest or any security convertible into or exchangeable for such Equity Interest and (c) any payment or prepayment of any kind, whether in cash or property, to or for the benefit of any Person (other than the Borrower) that is an Affiliate of the Borrower.

Sanctioned Country. A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

Sanctioned Person. Any of the following: (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/ofac/downloads/t11sdn.pdf, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Solvent and Solvency. With respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

S&P. Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Subsidiary. With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Subsidiary Guarantor. Holdings, BC Subco and each Subsidiary of the Borrower existing as of the Closing Date or acquired or created by the Borrower after the Closing Date, in each case party to the Subsidiary Guaranty. For the avoidance of doubt, GQ California is not and shall not become a Subsidiary Guarantor.

Subsidiary Guaranty. That certain Amended and Restated Guaranty dated as of the June 8, 2015 by the Subsidiary Guarantors in favor of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.2           Rules of Interpretation.

(a)          All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP and in each case applied on a consistent basis.

(b)          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

(c)          The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)          A reference to any Person includes its permitted successors and permitted assigns.

(e)          The words “include”, “includes” and “including” are not limiting.

(f)          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)          All terms not specifically defined herein or by GAAP which terms are defined in the Uniform Commercial Code as in effect in The State of New York, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II

DESCRIPTION OF LOAN

2.1          The Loan.

(a)          Term Loan. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, the Lenders agree on the Closing Date to continue the term loan made to the Borrower under the Existing Agreement in the principal amount of Thirty One Million Dollars ($31,000,000) (the “Loan”). Each Lender shall hold its respective portion of the Loan pursuant to the allocations set forth on Schedule 2.1(a).

(b)          The Notes. The Loan shall be evidenced by promissory notes dated as of the Closing Date in the aggregate principal amount equal to the amount of the Loan, such notes to be in substantially the form of Exhibit A-1, Exhibit A-2 and Exhibit A-3 hereto (together, the “Notes”).

2.2          Interest Rates and Payments of Interest.

(a)          The Loan shall bear interest at a rate per annum equal to the Fixed Rate. Such interest shall be payable quarterly in arrears on the first Business Day of each calendar quarter, commencing January 1, 2017. For interest payments due in calendar year 2017, the Borrower may elect, by notice to the Lenders prior to the due date for payment of interest, to pay interest in kind by adding such interest payment to the unpaid principal balance outstanding under the Loan, provided, that the total amount of interest so added to the principal balance of the Loan shall be due and payable in full on January 1, 2018.

(b)          If an Event of Default shall occur, then the unpaid balance of the Loan shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to 2% per annum above the Fixed Rate, until such Event of Default is cured or waived.

(c)          All agreements between or among the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lenders in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the Obligations to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

2.3          Closing Fee. The Borrower shall pay to the Lenders on the Closing Date a closing fee in the amount of Nine Hundred Thirty Thousand Dollars ($930,000) (the “Closing Fee”), to be allocated among the Lenders in accordance with their respective percentages as set forth on Schedule 2.1(a).

2.4          Repayment of Loan. The Borrower shall repay the principal amount of the Loan (a) in equal quarterly installments of $2,500,000 on the first day of each calendar quarter, commencing January 1, 2018, and (b) on the Maturity Date in an amount equal to the aggregate unpaid principal amount of the Loan, together with all accrued and unpaid interest, fees and other charges hereunder.

2.5          Prepayments.

(a)          Mandatory.

(i)          If the Borrower Disposes of any property (other than any Disposition of any property permitted by Section 6.4(b)) which results in the realization by the Borrower of Net Cash Proceeds in excess of $500,000, the Borrower shall prepay an aggregate principal amount of the Loan equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Borrower.

(ii)         Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower in excess of $500,000, and not otherwise included in clause (i) of this Section 2.5(b), the Borrower shall prepay an aggregate principal amount of the Loan equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower.

(iii)        Principal and accrued unpaid interest shall become immediately due and payable five days after GQ California has incurred cumulative debt in a principal amount greater than $5,000,000 (excluding mobile equipment financing and short term financing with or on behalf of one or more refineries in connection with their purchases of GQ California’s gold and silver doré bars), unless all representatives of Holdings, other than Clay Family Members, on GQ California’s board of managers vote against GQ California incurring such debt.

(b)          Voluntary. The Borrower may prepay the Loan in whole or in part at any time prior to the Maturity Date without premium, penalty or prepayment fee.

2.6          Method of Payments.

(a)          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section 2.6(a). All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lenders such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lenders certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Lenders for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(b)          All such payments shall be made at the applicable Lender’s office or at such other location that each Lender may from time to time designate, in each case in immediately available funds.

2.7          Computation of Interest and Fees. All computation of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

2.8          Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Indemnification by the Borrower. The Borrower shall indemnify the Lenders, within ten days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) paid by the Lenders, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lenders shall be conclusive absent manifest error.

(c)          Evidence of Payments. Upon request of the Lenders, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.

SECTION III

CONDITIONS OF LENDING

The agreement of the Lenders to make the Loan is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

3.1          Closing Deliverables. The Lenders shall have received the following, each of which shall be originals, “pdfs” or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lenders:

(a)          an executed counterpart of this Agreement;

(b)          the Notes executed by the Borrower in favor of the Lenders;

(c)          Warrants substantially in the form of Exhibit B attached hereto to purchase an aggregate of 8,000,000 shares of common stock of the Borrower; such warrants to be allocated among and issued to the Lenders in accordance with their respective percentages as set forth on Schedule 2.1(a) attached hereto;

(d)          a reaffirmation of the Subsidiary Guaranty and the Pledge Agreement;

(e)          an amended and restated indemnity agreement executed by the Borrower;

(f)         evidence satisfactory to the Lenders that all approvals, consents, exemptions, authorizations, notices to or filings with any Governmental Authority or other Person set forth on Schedule 4.3 have been obtained or made by the Borrower or its applicable Subsidiary or Affiliate;

(g)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lenders may require evidencing the authority of each Loan Party to consummate the transactions contemplated hereby and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(h)          such documents and certifications as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed; is validly existing and is in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(i)          a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.2, 3.3, 3.4, and 3.5 have been satisfied;

(j)          certificates attesting to the Solvency of each Loan Party, from such Loan Party’s chief financial officer, treasurer, controller, administrator or other officer of equivalent responsibility; and

(k)          such other assurances, certificates, documents, consents and opinions as the Lenders reasonably may require.

3.2          Indebtedness. The Borrower shall not have outstanding any Indebtedness for money borrowed other than the Loan and any other Indebtedness permitted by Section 6.1 including the Indebtedness set forth on Schedule 6.1(e).

3.3          Litigation; Investigations. No litigation, arbitration, proceeding or investigation shall be pending or, to the knowledge of the Borrower, threatened in writing which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the reasonable judgment of the Lenders, would reasonably be expected to adversely affect the transactions contemplated hereby or thereby.

3.4          Accuracy of Representations and Warranties. The representations and warranties contained in Section IV hereof and all representations and warranties made by the Borrower and each other Loan Party under any other Loan Document shall be true and accurate in all material respects on and as of the Closing Date.

3.5          No Default. No Default or Event of Default shall have occurred and be continuing.

3.6          No Change in Law. No change shall have occurred in any law or regulation or interpretation thereof that, in the reasonable opinion of counsel for the Lenders, would make it illegal or against the formally adopted and published policy of any Governmental Authority for the Lenders to make the Loan hereunder.

3.7          Payments.

(a)          The Borrower shall have paid the Closing Fee.

(b)          The Borrower shall have made a prepayment of the Loan under (and as defined in) the Existing Agreement in the aggregate amount of $10,658,535.

3.8          Existing Notes. The Borrower shall have received each Note issued in connection with the Existing Agreement from the Lenders within 30 days of the Closing Date.

SECTION IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as of the Closing Date and, if different, the date on which the Loan is made to the Borrower that:

4.1          Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and, except as disclosed on Schedule 4.2, do not and will not (a) contravene the terms of any of such Person’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law, rule or regulation, except in each case referred to in clause (b)(i) or clause (c) to the extent any such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

4.3           Governmental Authorization; Other Consents; Corrupt Practices. Except as disclosed on Schedule 4.3:

(a)          no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (ii) the exercise by a Lender of its rights under the Loan Documents.

(b)          The Borrower and its officers, directors, employees, and agents have complied in all material respects with all applicable Corrupt Practices Laws in obtaining any Governmental Approvals, consents, licenses, approvals, permits, authorizations, rights, and privileges in respect of the Borrower’s business, and are otherwise conducting the business of the Borrower in compliance in all material respects with applicable Corrupt Practices Laws, the Borrower declares that at no time in the course of its business has the Borrower or its officers, directors, employees or agents offered or promised any undue advantage, directly or indirectly, to a Public Official, with the objective of influencing him or her to perform, omit or delay an official act, or to obtain improper business advantage for themselves or for the Borrower. (For purposes of this Agreement, “undue advantage” is not limited to payments or financial benefits, but consists of anything that has value to a Public Official.);

(c)          The Borrower’s internal management and accounting practices and controls are adequate to ensure compliance in all material respects with applicable Corrupt Practices Laws.

4.4           Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.5           Financial Statements. The audited financial statements of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended December 31, 2015, furnished to the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the Borrower and its Subsidiaries as of the date of such financial statements and the results of their operations for the period then ending. Since the date of such statements, there has been no material change in any Company’s accounting procedures. Since the delivery to the Lenders of the most recently audited financial statements of the Borrower, there has been no material adverse change in the Borrower or its Subsidiaries’ financial condition, properties or business, taken as a whole.

4.6           Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.7           No Default. Except as set forth on Schedule 4.7, the Borrower is not in default under or with respect to, or a party to, any contractual obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8           Ownership of Property; Encumbrances. The Borrower has good record and sufficient title to its material properties, including all real property necessary for the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower’s properties are not subject to any Encumbrances, except for Permitted Encumbrances.

4.9           Environmental Compliance. The Borrower and its Subsidiaries have duly complied with, and its business, operations, assets, equipment, property, leaseholds, and other facilities are in compliance with, the provisions of all applicable Environmental Laws, except as any noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have (a) been issued and will maintain all required consents, permits, licenses, certificates, authorizations, and approvals relating to, and (b) received no complaint, order, directive, claim, citation, or notice by any Governmental Authority or any other Person with respect to, any and all Environmental Laws, except as any such failure to have issued or maintained or any such receipt in each case could not reasonably be expected to have a Material Adverse Effect.

4.10         Insurance. The properties of the Borrower and its Subsidiaries necessary for the ordinary conduct of their business are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or Subsidiary operates and as required by applicable Governmental Authorities.

4.11         Taxes. The Borrower and its Subsidiaries have filed all federal, state, provincial, and all material local tax returns and reports required by law to be filed in respect of the income, business, properties, and employees of the Borrower and its Subsidiaries, and have paid all Taxes, assessments, fees and other charges levied or imposed by any Governmental Authority upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or its Subsidiaries that is not being challenged by appropriate proceedings with adequate reserves made therefor that would, if made, have a Material Adverse Effect.

4.12         Subsidiaries; Equity Interests. Schedule 4.12 sets forth a complete and accurate list of all Subsidiaries of the Borrower, showing as of the Closing Date (as to each Subsidiary) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

4.13         Margin Regulations; Investment Company Act.

(a)          The Borrower has not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          None of the Borrower or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.14         Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all laws, rules and regulations and all orders, writs, injunctions and decrees applicable to it or to its properties, except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.15         Solvency. Each of the Borrower and its Subsidiaries is Solvent.

4.16         Compliance with OFAC Rules and Regulations. Neither the Borrower, nor any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Countries or with one or more Persons whom it knows to be a Sanctioned Person. No part of the proceeds of the Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.17         Foreign Assets Control Regulations, Etc. The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)). The Borrower is not (i) is a blocked person described in Section 1 of the Executive Order 13224 issued on September 24, 2001 or (ii) to the Borrower’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

SECTION V

AFFIRMATIVE COVENANTS

The Borrower covenants that so long as the Loan or any other Obligation remains outstanding:

5.1           Financial Statements. The Borrower shall furnish to the Lenders:

(a)          as soon as available to the Borrower, but in any event within 120 days after the end of each Fiscal Year, the balance sheet of the Borrower and its Subsidiaries as of the end of such year and related statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower’s Accountants; and, concurrently with such financial statements, a copy of the Borrower’s Accountants management report and a written statement by the Borrower’s Accountants that in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof; provided that the Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.1(a) with respect to any material or information set forth in this Section 5.1(a) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or any public electronic filing system successor thereto;

(b)          as soon as available to the Borrower, but in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year, a balance sheet of the Borrower and its Subsidiaries as of the end of, and related statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for the Fiscal Quarter then ended and the portion of the Fiscal Year then ended, prepared in accordance with GAAP and certified by the chief financial officer or other officer of equivalent responsibility of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount; provided that the Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.1(b) with respect to any material or information set forth in this Section 5.1(b) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or any public electronic filing system successor thereto;

(c)          concurrently with their filing, true and correct copies of the Borrower’s and its Subsidiaries’ Tax returns and each amendment thereto;

(d)          promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Borrower or its Subsidiaries made by such accountants;

(e)          promptly after the same are delivered or filed, copies of all financial statements and reports as the Borrower shall send to owners of its Equity Interests or as the Borrower may file with any Governmental Authority at any time; provided that the Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.1(e) with respect to any material or information set forth in this Section 5.1(e) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or any public electronic filing system successor thereto; and

(f)          from time to time, such other financial data and information about the Borrower as the Lenders may reasonably request.

5.2           Conduct of Business.

(a)          The Borrower shall duly observe and comply in all material respects with all material contracts and with all applicable laws, regulations, decrees, orders, judgments and valid requirements of any Governmental Authority applicable to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and Corrupt Practices Laws), except in any case where the failure to observe and comply would not reasonably be expected to have a Material Adverse Effect and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of its business.

(b)          The Borrower shall maintain its legal existence, comply with its organizational documents, and observe all legally necessary or contractually required formalities in its governance. The Borrower shall and remain or engage in substantially the same business as that in which it is now engaged.

5.3           Taxes. The Borrower shall pay or cause to be paid all Taxes on or against it or its properties on or prior to the time when they become delinquent; except for any Tax or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP, if no Encumbrance shall have been filed (the enforcement of which shall not have been stayed within 30 days of the filing thereof) to secure such Tax, assessment or charge.

5.4           Inspection Rights. The Borrower shall permit any authorized representatives designated by a Lender to visit and inspect any of the properties of the Borrower, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours. The reasonable out-of-pocket expenses of the Lenders in connection with such inspections shall be payable by the Borrower.

5.5           Maintenance of Books and Records. The Borrower shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP, in each case consistently applied and applicable law. The Borrower shall keep internal management and accounting practices and controls that are adequate to ensure compliance with applicable Corrupt Practices Laws.

5.6           Use of Proceeds.

(a)          The Borrower will use the proceeds of the Loan for general corporate purposes of the Borrower.

(b)          No portion of the Loan shall be used for the “purpose of purchasing or carrying” any “margin stock” or “margin security” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

5.7           Further Assurances. At any time and from time to time the Borrower shall execute and deliver such further documents and take such further action as may reasonably be requested by the Lenders to effect the purposes of the Loan Documents.

5.8           Notification Requirements. The Borrower shall furnish to the Lenders:

(a)          promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b)          promptly upon becoming aware of any investigative proceedings by a Governmental Authority or of any litigation commenced or threatened in writing against the Borrower or any of its Subsidiaries of which it has notice, the outcome of which could reasonably be expected to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c)          promptly after becoming aware of any occurrence or any condition affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, written notice thereof.

5.9           Environmental Compliance.

(a)          Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall, and shall cause its Subsidiaries to, comply with, and shall conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with, the provisions of all Environmental Laws; (ii) the Borrower shall, and shall cause its Subsidiaries to, maintain in full force and effect all required permits, licenses, certificates, authorizations and approvals relating to Environmental Laws; and (iii) the business of the Borrower and its Subsidiaries shall be operated in a manner that will not pose any an unreasonable risk to public health or the environment.

(b)          The Borrower shall provide the Lenders upon either Lender’s request with information related to Borrower’s and its Subsidiaries’ compliance with those Environmental Laws that are reasonably necessary to the ordinary conduct of its business within ten days as of the receipt by a Responsible Officer of the Borrower of such request.

(c)          The Borrower shall promptly inform the Lenders of the receipt of any (i) notice of violation of any environmental permits, licenses, certificates and authorizations (ii) notice of violation of any Environmental Laws, the violation of which could reasonably be expected to be material and adverse to the ordinary conduct of the Borrower’s or any of its Subsidiaries’ business.

5.10         Subsidiary Guaranties. Each Subsidiary of the Borrower created, acquired or held on any date subsequent to the Closing Date, shall as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Lenders) of such date, execute and deliver to the Lenders, a joinder to the Subsidiary Guaranty, along with any corporate governance and authorization documents.

SECTION VI

NEGATIVE COVENANTS

The Borrower covenants that so long as the Loan or any other Obligation remains outstanding:

6.1           Indebtedness. The Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

(a)          Obligations;

(b)          Indebtedness for Taxes to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.3;

(c)          current liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account current liabilities shall be promptly paid and discharged in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower, as to which adequate reserves required by GAAP, as applicable, have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower (other than Permitted Encumbrances);

(d)          Guarantees permitted under Section 6.2 hereof;

(e)          Indebtedness existing as of the date of this Agreement and disclosed on Schedule 6.1(e), together with any renewals, extensions or refinancing thereof, provided that the amount of such resulting Indebtedness shall not exceed the amount of Indebtedness originally being renewed, extended or refinanced; and

(f)          endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.2           Contingent Liabilities. The Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

6.3           Encumbrances. The Borrower shall not create, grant, incur, assume or suffer to exist any direct or indirect mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including any negative pledge or any lien or retained security title of a conditional vendor, upon or with respect to any of its property or assets (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (“Permitted Encumbrances”):

(a)          liens for Taxes to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.3; and

(b)          any Encumbrances arising by mandatory provision of law securing obligations incurred in the ordinary course of business that (i) do not interfere with the ordinary conduct of the business of the Borrower, (ii) are not yet more than 90 days overdue or that are being contested or litigated in good faith, including (A) Encumbrances of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due, (B) Encumbrances on real estate for real estate taxes not yet delinquent, (C) Encumbrances incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, (D) easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property approved in advance by the Lenders, and (E) employee claims regarding wages and benefits.

6.4           Merger; Dispositions; Liquidation.

(a)          The Borrower may not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Subsidiary of the Borrower that is a Loan Party may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.

(b)          The Borrower shall not Dispose of any assets or properties reasonably necessary to the ordinary conduct of its business, other than sales of Qualified Investments in the ordinary course of business and consistent with past practices.

6.5           Restricted Payments. The Borrower shall not make any Restricted Payments, except that:

(a)          So long as no Event of Default, including but not limited to the occurrence of a Change of Control, has occurred and is continuing, the Borrower may make such Restricted Payments that are unanimously approved by its board of directors or by a committee thereof whose members have been unanimously approved by its board of directors;

(b)          The Borrower may declare and pay dividends and make other distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests; and

(c)          The Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary of the Borrower using additional shares of its Equity Interests.

6.6           Investments; Purchases of Assets. The Borrower shall not make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

(a)          Qualified Investments;

(b)          Subsidiaries created, acquired, or held in accordance with the terms of this Agreement; and

(c)          to the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of the Borrower in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $200,000 in the aggregate.

6.7           Transactions with Affiliates. The Borrower will not directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except transactions on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate; except any such transaction (i) unanimously approved by the board of directors of the Borrower or by a committee of its board of directors whose members have been unanimously appointed by its board of directors; or (ii) between the Borrower and any a Lender, an Affiliate of a Lender, or a Clay Family Member.

6.8           Fiscal Year. The Borrower shall not change its Fiscal Year without at least 90 days’ prior written notice to the Lenders.

SECTION VII

DEFAULTS

7.1           Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) pay within three (3) days after the same becomes due, any interest on the Loan or any fee due hereunder, or (iii) pay within ten (10) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 5.1(a), (b), or (c), Sections 5.2(b), 5.4, 5.6, 5.7, 5.8, or 5.10, or Section VI, (ii) a Subsidiary Guarantor violates or fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty, or (iii) the Borrower or Holdings violates or fails to perform or observe any term, covenant or agreement contained in the Pledge Agreement; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.1(a) or 7.1(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e)          Cross-Default. (i) The Borrower (A) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000, or (B) shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) the Borrower shall fail to pay when due (after any applicable period of grace) any amount payable under one or more agreements for the use of real or personal property requiring aggregate payments in excess of $100,000 in any twelve month period, or fails to observe or perform any term, covenant or agreement or relating to such agreement(s) for the use of real or personal property, and the result of any such failure is to permit any other party to such agreement(s) to exercise remedies under or terminate such agreement(s) prior to the expiration date thereof; or (iii) a default under the Subsidiary Guaranty shall have occurred and be continuing; or

(f)          Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)          Judgments. There is entered against the Borrower (i) except as disclosed on Schedule 4.6, one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $50,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days while such judgment shall not have been discharged during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j)          Change of Control. There occurs any Change of Control.

7.2           Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lenders may take any or all of the following actions:

(a)          declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)          exercise on behalf of itself all rights and remedies available to it under the Loan Documents and applicable laws;

provided, however, that upon the occurrence of an Event of Default specified in Section 7.1(f), the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lenders.

SECTION VIII

GENERAL

8.1           Notices.

(a)          Notices Generally. Subject to Section 8.1(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or .pdf), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via facsimile to the number set out herein, (c) when delivered by electronic mail, when delivered, or (d) the second Business Day following the day on which the same has been delivered prepaid to a reputable national express air courier service, addressed as follows in the case of the Borrower and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

If to the Borrower:	Golden Queen Mining Co. Ltd.
2300 – 1066 West Hastings Street
Vancouver, British Columbia, Canada V6E3X2
	Attention:	Andrée St-Germain (Chief Financial
Officer)
	Email:	astgermain@goldenqueen.com

with copies to:	Morton Law LLP
1200 - 750 West Pender Street
Vancouver, British Columbia
Canada, V6C 2T8
	Attention:	Edward L. Mayerhofer, Esq.
	Email:	elm@mortonlaw.ca
	Fax:	(604) 681-9652

and

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
	Attention:	Kenneth Sam, Esq.
	Email:	sam.kenneth@dorsey.com
	Fax:	(303) 629-3450
	Facsimile:	(212) 755-7306

If to the Lenders:	c/o East Hill Management Company
70 Main Street
Suite 300
Petersborough, NH 03458
	Email:	thomas.clay@easthillmgt.com
	Fax:	(603) 371-9034

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
	Attention:	William A. Levine, Esq.
	Telephone:	(617) 338-2921
	Facsimile:	(617) 338-2880
	E-mail:	wlevine@sandw.com

(b)          Reliance by the Lenders. The Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Lender from all losses, costs, expenses and liabilities resulting from the reliance by a Lender on each notice purportedly given by or on behalf of the Borrower, provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities have been determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender.

(c)          Telephone, Facsimile and E-mail Notices. Each Lender is authorized to rely on and to act on any telephone, any facsimile-transmitted, or any e-mail transmitted instructions concerning the transactions contemplated by the Agreement which a Lender believes without any need to inquire or investigate as to, or verify, the genuineness or authenticity of the instructions, to be from the Borrower, and no Lender shall be liable to the Borrower or any third party for so acting or refraining from acting, except in the case of gross negligence or willful misconduct of such Lender. No Lender shall further be under any duty to make any inquiry or investigation with respect to, or verification of, the telephone, facsimile-transmitted or e-mail transmitted instructions, except to confirm that its records show that the person purporting to be issuing the instructions on behalf of the Borrower has authority to do so. No Lender shall be under any duty or obligation to accept any telephone, facsimile, or e-mail instructions from the Borrower, and each Lender may refuse to accept any such instructions in its sole and absolute discretion. The Borrower shall at all times indemnify, defend and hold each Lender, and its officers, directors, employees, attorneys, agents, and Affiliates, harmless from all actions or claims arising in connection with any action or failure to act with respect to telephone, facsimile-transmitted, or e-mail transmitted instructions, except in the case of gross negligence or willful misconduct of such Persons.

8.2           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or the other Loan Documents without the prior written consent of the Lenders. Each Lender may at any time assign all or a portion of its rights and obligations under this Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.3           Expenses. Whether or not the transactions contemplated herein shall be consummated, the Borrower shall:

(a)           reimburse the Lenders for all reasonable out-of-pocket fees, disbursements and expenses (including all reasonable attorneys’ fees) incurred or expended in connection with the preparation, negotiation, filing or recording and interpretation of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations or the satisfaction of any Indebtedness of the Borrower hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder; provided that all of the foregoing incurred in connection with this Agreement and the transactions contemplated by Section III hereof shall not exceed $100,000 without mutual consent.

(b)          reimburse LUK Holdco and Gauss for all reasonable out-of-pocket fees, disbursements and expenses (including all reasonable attorneys’ fees) incurred or expended in connection with the preparation, negotiation, filing or recording and interpretation of any consents or waivers under or amendments to that certain Transaction Agreement, dated June 8, 2014, among LUK Holdco, Gauss, Auvergne, LLC, the Borrower and GQ California (the “Transaction Agreement”), and any agreements related to the Transaction Agreement, provided that such reimbursed expenses shall not exceed $15,000 without mutual consent.

The Borrower will pay any Taxes (including any interest and penalties in respect thereof).

8.4           Indemnification. The Borrower agrees to indemnify and hold harmless each Lender, as well as its shareholders, directors, offices, agents, attorneys, subsidiaries and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefor, each Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to each Lender. The Borrower authorizes each Lender to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing. The covenants of this Section 8.4 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

8.5           Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lenders of the Loan as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or a Lender has any obligations hereunder. All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

8.6           No Waivers. No failure or delay by a Lender in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of a Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances, except as otherwise specifically provided in the Loan Documents. The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

8.7           Amendments, Waivers, etc. Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by each Lender, and, in the case of amendments, by the Borrower.

8.8           Lost Note, Etc. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of a Note and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of a Note, if available, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

8.9           Captions; Counterparts. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Agreement shall become effective when it shall have been executed by the Lenders and when the Lenders shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

8.10         Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect to the subject matter hereof.

8.11         Waiver of Jury Trial. THE BORROWER AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF A LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOAN AND THE LOAN DOCUMENTS, AND AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND EACH LENDER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF A LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT EACH LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

8.12         Governing Law. This Agreement and each of the other Loan Documents are contracts under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State without reference to its conflict or choice of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall apply to this Agreement).

8.13         Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealed judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Borrower or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or their properties in the courts of any jurisdiction.

(b)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 8.13. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Borrower hereby appoints Holdings as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding in any court specified in this Section.

(d)          By its execution hereof, the Borrower irrevocably designates and appoints Holdings as its agent for service of process as its authorized to receive, accept, and forward on its behalf service of process in any such proceeding; and by its execution of an acknowledgment hereto, Holdings accepts such appointment. Service of process, writ, judgment, or other notice of legal process upon Holdings shall be deemed and held in every respect to be effective personal service upon the Borrower. The Borrower shall maintain such appointment (or that of a successor satisfactory to the Lenders) continuously in effect at all times while the Borrower is obligated hereunder or under the Notes or any other Loan Document. Nothing herein shall affect the Lenders’ right to serve process in any other manner permitted by applicable law.

8.14         Judgment Currency. This is an international loan transaction in which the specification of Dollars is of the essence, and such currency shall be the currency of account in all events. The payment obligations of the Borrower hereunder and under the Notes or any other Loan Document shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars in the United States of America under normal banking procedures does not yield the amount of Dollars then due. In the event that any payment by the Borrower, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of such amount of Dollars at the place such amount is due, the Lenders shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the additional amount necessary to yield the amount of Dollars then due. In the event the Lenders, upon the conversion of such judgment into Dollars, shall receive (as a result of currency exchange rate fluctuations) an amount greater than that to which it was entitled, the Borrower shall be entitled to immediate reimbursement of the excess amount.

8.15         Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

8.16         Effect of Amendment and Restatement. As of the Closing Date, this Agreement shall amend and restate the Existing Agreement, and the rights and obligations of the parties under the Existing Agreement shall be subsumed within and be governed by this Agreement; provided, however, that (1) all obligations and other liabilities of the Loan Parties under the Existing Agreement shall remain outstanding hereunder, shall constitute continuing Obligations, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations and other liabilities and (2) this Agreement shall not in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to the Loans and the representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first above written.

BORROWER:

GOLDEN QUEEN MINING CO. LTD.

By:	/s/ Brenda Dayton
Name: Brenda Dayton
Title: Corporate Secretary

ACKNOWLEDGED AND AGREED FOR PURPOSES OF SECTION 8.13:

GOLDEN QUEEN MINING HOLDINGS, INC.

By:	/s/ Andrée St-Germain
Name: Andrée St-Germain
Title: Chief Financial Officer

[Signature page to Amended and Restated Term Loan Agreement]

LENDERS:

THE LANDON T. CLAY 2009
IRREVOCABLE TRUST DATED
MARCH 6, 2009

By:	/s/ Thomas M. Clay
Thomas M. Clay, Trustee

EHT, LLC

By:	/s/ Jonathan C. Clay
Jonathan C. Clay, Manager

THE CLAY FAMILY 2009 IRREVOCABLE TRUST DATED APRIL 14, 2009

By:	/s/ Thomas M. Clay
Thomas M. Clay, Trustee

[Signature page to Amended and Restated Term Loan Agreement]

Schedule 2.1(a)

Loan Allocation

Name of Lender	Percentage
LTC Lender	59.67%
EHT Lender	25%
CFT Lender	15.33%
Total:	100%

Schedule 4.2

No Conflict

None.

Schedule 4.3

Governmental Authorizations

None.

Schedule 4.6

Litigation

None.

Schedule 4.7

No Defaults

Under Section 4.12 of the Transaction Agreement dated June 8, 2014, among Gauss Holdings LLC, Auvergne, LLC, Gauss LLC, Golden Queen Mining Company, Inc. and Golden Queen Mining Co. Ltd., the Borrower was to commence a rights offering by filing a registration statement with the United States Securities and Exchange Commission no later than 30 days following the Closing Date (September 15, 2014). The Borrow has not commenced the rights offering.

Under Section 5(a)(iv) of the Standby Purchase Agreement dated June 8, 2014, among Gauss Holdings LLC, Auvergne, LLC and Golden Queen Mining Co. Ltd., the Borrower was to file a registration statement with the United States Securities and Exchange Commission related to a rights offering no later than 30 days following the Closing Date (September 15, 2014). The Borrow has not commenced the rights offering.

Schedule 4.12

Subsidiaries; Loan Parties

	Ownership Interest	EIN/Corp. Number
Golden Queen Mining Company, LLC, a California limited liability company 15772 K Street Mojave, California, 93501	50% (indirect)	Federal Employer Identification Number: 47-1904841 California Taxpayer Identification Number: 026-1672-0 Secretary Of State Entity Number: 201425310169
Golden Queen Mining Holdings, Inc., a California corporation 15772 K Street Mojave, California, 93501	100% (indirect)	CALIFORNIA CORPORATE NUMBER: C3698788
Golden Queen Mining Canada Ltd., a British Columbia corporation 1200-750 West Pender Street Vancouver, BC, V6C 2T8	100%	Incorporation certificate number: BC1024587

Schedule 6.1(e)

Existing Indebtedness

1.	Golden Queen Mining Co. Ltd. (the “Company”) is party to a Corporate Guaranty in the amount of $891,831 in favour of Atlas Copco Customer Finance USA LLC (“Atlas”), in connection with a Loan and Security Agreement entered into between Golden Queen Mining Company, LLC (“GQM LLC”) and Atlas. The Company is a party to a second Corporate Guaranty in the amount of $1,002,285 in favour of Atlas in connection with a loan and security agreement entered into between GQM LLC and Atlas in November, 2016.

2.	The Company is a guarantor of surety bonds of GQM LLC in the amounts of $1,210,889 and $278,240 in favour of the Lahontan Regional Water Quality Control Board for closure and reclamation costs, and in the amount of $1,464,592 in favour of the Department of Conservation Office of Mine Reclamation and the Country of Kern.